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                          CONSENT OF PRICE WATERHOUSE


The Board of Directors
Whirlpool Corporation
Benton Harbor, Michigan




We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Whirlpool Corporation 1989 Omnibus Stock and Incentive Plan of our reports with respect to the financial statements of Empresa Brasileira de Compressores S.A. - EMBRACO and its subsidiaries, Multibras S.A. Eletrodomesticos and its subsidiaries and Brasmotor S.A. and its subsidiaries dated January 19, 1996 which reports are included in Whirlpool Corporation's Annual Report on Form 10-K for the year ended December 31, 1995.




Price Waterhouse
Auditors Independentes



Sao Paulo, Brazil
April 24, 1996